Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, November 13, 2006	(713) 651-4300

KEY ENERGY RELEASES THIRD QUARTER FINANCIAL AND OPERATIONS UPDATE AND SELECT FINANCIAL DATA

Company Seeks Credit Facility Waiver

HOUSTON, TX, November 13, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided a financial and operations update and released unaudited selected financial data for the quarter ended September 30, 2006.  The Company also announced that it is seeking amendments to its $547.25 million Senior Credit Facility.

Conference Call

The Company will hold an investor conference call today at 12:00 pm EDT.  To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”  A replay of the conference call will be available on November 13, 2006, beginning at 4:00pm EDT, and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 1398718.

Financial Results

Revenue for the September 2006 quarter totaled approximately $419 million.  This is a record and represents a 35% increase over the same quarter in 2005 and a 12% improvement from the June 2006 quarter.  The improvement is due largely to higher pricing, expanded capacity and increased rig hours due to additional working days.  In addition, the Company’s balance sheet remains strong.  Total debt, including capitalized leases, at September 30, 2006 was $425 million while cash and short term investments were $134 million.  In addition, as of October 31, 2006, cash and cash equivalents totaled approximately $167 million.  See “Selected Financial Data” below.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Operations Update

Activity levels remain strong as the Company’s non-holiday weekly rig hours are averaging in the mid 52,000 hours per week range and the Company’s pressure pumping segment continues to operate at capacity.  Demand for services is strong in all regions, although demand is stronger in regions with high concentrations of oil production.  These include the Permian Basin and California.  The Company has experienced some softening in rig hours in natural gas markets, including the San Juan Basin and the Mid-Continent regions.   To capitalize on the variances in regional demand, the Company has moved, and will continue to move, rigs from natural gas markets to oil markets.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “The September results reflect our successful pricing initiative, the continued expansion of our pressure pumping segment and improvement in our fishing and rental segment.  Our activity levels remain strong, albeit in a few gas markets there has been some slight softening.”

Mr. Alario continued, “We believe that the softening will be short-lived through the winter months as natural gas prices have already rebounded, and we believe that activity levels will pick up early next year assuming that natural gas prices remain at current levels.  Because activity levels remain strong and our forecast of a strong 2007 has not changed, we intend to proceed with new pricing initiatives during the first quarter across all regions, although the increases will not be of the same magnitude as our July 2006 increase.  These price increases are necessary so that we may address rising labor and equipment costs; invest in our systems, processes and equipment; and deliver a higher return to shareholders.”

Government Investigations

As previously reported, in January 2005, the Company was served with a subpoena issued by a grand jury in Midland, Texas, that asked for production of documents in connection with an investigation being conducted by the U.S. Attorney’s Office for the Western District of Texas.  The Company has been informed that the U.S. Attorney’s Office has closed the investigation and will not prosecute anyone (including the Company).

OPERATING DATA

	For the month ending
	October 31, 2006	September 30, 2006	October 31, 2005
Working Days	22	20	21
Rig Hours	233,670	218,574	222,574
Trucking Hours	204,175	189,449	198,409

The Company calculates working days as total weekdays for the month less any company holidays that occur that month.  For the month of November 2006, there are 19 working days.

Request for Credit Facility Amendments

As a result of strong market conditions and the recent completion of the restatement process, the Company is seeking greater flexibility and more favorable terms under its existing $547.25 million Senior Credit Facility.  Specifically, the Company is requesting the following changes to the Credit Agreement:

1)              Give the Company until July 31, 2007 to file its 2006 Annual Report on Form 10-K and waive any defaults due to failure to file compliant SEC reports for prior periods;

2)              Reduce the interest rate spread and commitment fees under the Senior Credit Facility;

3)              Increase the limitation on capital expenditures through 2009;

4)              Increase the stock repurchase basket from $50 million to $250 million and permit repurchases before the Company has made all required SEC filings (the Company will still be subject to securities laws limitations on its ability to repurchase stock before it has released current financial information); and

5)              Increase the permitted acquisitions basket.

The Company is making a formal request to the lenders under the $547.25 million Senior Credit Facility for the proposed amendment and a decision is expected later this month.

Commenting on the amendment request, Bill Austin, the Company’s Chief Financial Officer, stated, “With the restatement process now behind us, we are seeking increased flexibility so that we may continue to grow the Company.  We are also seeking a reduction in the pricing of our credit facility as we believe our strong financial performance and the conclusion of the restatement process warrant a reduction.  Finally, we are requesting a covenant allowing us until July 31, 2007 to file our 2006 Annual Report on Form 10-K.”

There can be no assurance that the lenders will agree to the proposed amendments to the Senior Credit Facility on the proposed terms or will agree to waive any defaults under the Senior Credit Facility.

Selected Financial Data

The following selected financial information for the Company is for the quarter ended September 30, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles (subject to adjustment as described below) and has not been reviewed or audited by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

Select Statement of Operations Data:

	Quarter Ended	Quarter Ended
	September 30, 2006	September 30, 2005
	(In thousands -	(In thousands -
	Unaudited)	Unaudited)

Revenue:
Well servicing	$325,423	$247,581
Pressure pumping	69,037	41,881
Fishing and rental services	24,907	20,214
TOTAL REVENUE	$419,367	$309,676

Costs and Expenses:
Well servicing	$184,423	$155,639
Pressure pumping	38,403	24,945
Fishing and rental services	15,336	13,499
General and administrative (1)	36,292	36,496
Interest (2)	11,180	12,725

Select Balance Sheet Data:

	September 30, 2006	September 30, 2005
	(In thousands - Unaudited)	(In thousands – Unaudited)

Current Assets:
Cash and cash equivalents (3), (4)	$134,037	$104,104
Accounts receivable, net of allowance for doubtful accounts	255,989	209,168
Inventory	20,090	23,196
Prepaid expenses and other current assets	12,791	27,041
TOTAL CURRENT ASSETS	$422,907	$363,509

Current Liabilities:
Accounts payable	$80,818	$70,718
Other accrued liabilities	91,511	73,171
Accrued interest	7,676	7,077
Current portion of long-term debt and capital lease obligations	13,469	4,872
TOTAL CURRENT LIABILITIES	$193,474	$155,838

Long-term debt, less current portion (5)	$393,000	$425,688
Capital lease obligations, less current portion	18,937	9,745

Non-current accrued expenses	25,210	38,444

Notes

(1)   General and administrative expense in the September 2006 quarter includes the benefits of a legal settlement.

(2)   Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $504,319 and $530,000 for the quarters ended September 30, 2006 and 2005, respectively.

(3)   Cash and short term investments at October 31, 2006 totaled approximately $167 million.   The Company expects to make tax payments aggregating approximately $35 million to $39 million during the month of December, which will reduce cash.

(4)   Capital expenditures were approximately $52.7 million and $31.7 million for the quarters ended September 30, 2006 and 2005, respectively.

(5)   There were no outstanding borrowings under the Company’s revolving credit facility at October 31, 2006.

The information herein represents the results for only one quarter and prior period, and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Although the restatement of the Company’s prior year financial statements has been completed, the unaudited information herein may be subject to adjustments due to the restatement, as certain corrections of prior period historical information will affect amounts recorded in subsequent periods.  It is possible that the process of completing and auditing the Company’s financial statements for the fiscal years ending 2004, 2005 and 2006 could require other changes to the Company’s financial statements.  Any of the foregoing changes could, individually or in the aggregate, be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006  financial statements; the impact of governmental investigations;  possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks relating to whether the Company will be able to obtain a waiver from the SEC with respect to selected unaudited financial data; risks arising from potential defaults under the Company’s credit facility as a result of the failure to have 2003 financials that are compliant with SEC rules or to file 2004, 2005 and 2006 financial statements by March 17, 2007, including uncertainty as to whether the Company will be able to obtain a waiver under the facility or the terms thereof; uncertainty about whether the Company can obtain other requested modifications to the credit facility and the terms thereof; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; potential impact on operations of the Company’s ongoing process to complete 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks; risks associated with technology investments and the receptiveness of customers to the new technology investments; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.    Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.